Exhibit 99.1

VMware Reports Third Quarter 2011 Results

- Year-over-Year Revenue Growth of 32% to $942 Million

- Operating Margin of 19.2%; Non-GAAP Operating Margin of 30.3%

- EPS Growth of 105% to $0.41; Non-GAAP EPS Growth of 36% to $0.53

- Trailing Twelve Months Operating Cash Flows Growth of 78% to $1.9 Billion; Free Cash Flows Growth of 72% to $1.8 Billion

PALO ALTO, Calif., October 17, 2011 — VMware, Inc. (NYSE: VMW), the global leader in virtualization and cloud infrastructure, today announced financial results for the third quarter of 2011:

•	Revenues for the third quarter were $942 million, an increase of 32% from the third quarter of 2010, and an increase of 30% measured in constant currency.

•	Operating income for the third quarter was $181 million. Non-GAAP operating income for the third quarter was $285 million, an increase of 40% from the third quarter of 2010.

•

Net income for the third quarter was $178 million, or $0.41 per diluted share, compared to $85 million, or $0.20 per diluted share, for the third quarter of 2010. Non-GAAP net income for the quarter was $230 million, or $0.53 per diluted share, compared to $165 million, or $0.39 per diluted share, for the third quarter of 2010.

•	Operating cash flows for the third quarter were $524 million. Free cash flows for the quarter were $494 million, an increase of 108% from the third quarter of 2010.

•	Trailing twelve months operating cash flows were $1.9 billion, an increase of 78%. Trailing twelve months free cash flows were $1.8 billion, an increase of 72%.

•	Cash, cash equivalents and short-term investments were $4.0 billion and unearned revenue was $2.2 billion as of September 30, 2011.

U.S. revenues for the third quarter of 2011 grew 22% to $443 million from the third quarter of 2010. International revenues grew 42% to $498 million from the third quarter of 2010, and 37% in constant currency.

License revenues for the third quarter of 2011 were $444 million, an increase of 29% from the third quarter of 2010, and an increase of 25% measured in constant currency. Service revenues, which include software maintenance and professional services, were $498 million for the third quarter of 2011, an increase of 34% from the third quarter of 2010.

“VMware’s third quarter results were driven by growth across all products. Demand was especially strong in the Asia Pacific markets and we also experienced the seasonal impact of sales to the US Federal Government,” said Mark Peek, chief financial officer. “Fourth quarter 2011 revenues are expected to be in the range of $1.03 billion and $1.06 billion, a year-over-year increase of 23% to 27%.”

“I’m pleased with another solid quarter for VMware illustrated by progress with new products, growth across our portfolio and a growing community. We are becoming a significant partner to businesses moving to the cloud,” said Paul Maritz, chief executive officer.

Recent Highlights & Strategic Announcements

•

During the third quarter, VMware announced the industry’s first cloud infrastructure suite and the general availability of VMware vSphere® 5, delivering nearly 200 new and enhanced capabilities to help customers transform IT by driving greater efficiency from existing investments and improving operational agility.

•

In August 2011 at VMworld® Las Vegas, VMware announced a portfolio of new and emerging products to provide customers a cohesive path to IT as a Service. VMware announced a simple way to help organizations break free from device-centric legacy desktop models and work in the post-PC era. VMware View™ 5 simplifies IT manageability and control, while providing a high fidelity desktop virtualization experience. Updates to VMware Horizon™ will provide an open, user-centric platform for delivery of different application types within a unified application catalog from a wide range of devices.

•

VMware announced a new enterprise database as a service platform accelerating development while automating administration of heterogeneous database technologies. VMware vFabric Data Director™ establishes a policy driven model for driving consistent security, data protection and resource consumption across an enterprise’s database portfolio. VMware vFabric Postgres, the first database supported on Data Director, dynamically adapts to changing workloads to achieve greater memory efficiency and higher consolidation ratios.

•

VMware announced the beta availability of VMware Micro Cloud Foundry™ as a free download. Cloud Foundry is the industry’s first open Platform as a Service (PaaS) solution, designed to deliver access to modern, high productivity frameworks and a rich ecosystem of application services from VMware, third parties and the open source community.

VMware plans to host a conference call today to review its third quarter 2011 results and to discuss its financial outlook. The call is scheduled to begin at 2:00 p.m. PT/ 5:00 p.m. ET and can be accessed at VMware’s Investor Relation’s page at http://ir.vmware.com. The webcast will be available live, and a replay will be available following completion of the live broadcast for approximately 30 days.

About VMware

VMware is the leader in virtualization and cloud infrastructure solutions that enable businesses to thrive in the Cloud Era. Customers rely on VMware to help them transform the way they build, deliver and consume Information Technology resources in a manner that is evolutionary and based on their specific needs. With 2010 revenues of $2.9 billion, VMware has more than 300,000 customers and 25,000 partners. The company is headquartered in Silicon Valley with offices throughout the world and can be found online at www.vmware.com.

# # #

VMware, VMware vSphere, VMware View, VMworld, VMware vFabric Data Director and VMware Micro Cloud Foundry are registered trademarks or trademarks of VMware, Inc. in the United States and/or other jurisdictions. Other marks mentioned herein are trademarks which are proprietary to VMware, Inc. or another company.

Use of Non-GAAP Financial Measures

Reconciliations of non-GAAP financial measures to VMware’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables titled “About Non-GAAP Financial Measures.”

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, statements regarding VMware’s expected fourth quarter revenues, the features and benefits of VMware vCloud Connector, VMware Horizon, and VMware Micro Cloud Foundry and the role of VMware products and services in customer adoption of cloud computing and the transition to the post-PC era. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in consumer or information technology spending; (iii) competitive factors, including but not limited to pricing pressures, industry consolidation, entry of new competitors into the virtualization and cloud computing markets, and new product and marketing initiatives by our competitors; (iv) factors that affect timing of license revenue recognition such as product announcements, beta programs and product promotions that can cause revenue recognition of certain orders to be deferred; (v) our customers’ ability to develop, and to transition to, new products and computing strategies such as cloud computing and desktop virtualization; (vi) the uncertainty of customer acceptance of emerging technology; (vii) changes in the willingness of customers to enter into longer term licensing and support arrangements; (viii) rapid technological and market changes in virtualization software and platforms for cloud and desktop computing; (ix) changes to product development timelines; (x) VMware’s relationship with EMC Corporation and EMC’s ability to control matters requiring stockholder approval, including the election of VMware’s board members; (xi) our ability to protect our proprietary technology; (xii) our ability to attract and retain highly qualified employees; (xiii) the successful integration of acquired companies and assets into VMware; and (xiv) fluctuating currency exchange rates. These forward looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including our most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Contacts:

Michael Haase

VMware Investor Relations

mhaase@vmware.com

650-427-2875

Gloria Lee

VMware Investor Relations

glee@vmware.com

650-427-3267

Joan Stone

VMware Global Communications

joanstone@vmware.com

650-427-4436

VMware, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Operating activities:
Net income	$177,538	$84,600	$523,508	$237,559
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	73,985	71,117	229,643	183,461
Stock-based compensation, excluding amounts capitalized	88,379	73,657	254,394	205,190
Excess tax benefits from stock-based compensation	(46,428)	(78,703)	(197,692)	(167,204)
Gain on sale of Terremark investment	—	—	(56,000)	—
Other	6,968	261	10,794	6,120
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	46,174	51,553	72,757	159,241
Other assets	(57,402)	(59,179)	(91,455)	(83,430)
Due to/from EMC, net	17,505	13,629	42,940	15,931
Accounts payable	(10,846)	(1,971)	(12,553)	4,589
Accrued expenses	(19,539)	1,631	14,672	28,527
Income taxes receivable from EMC	69,796	—	246,240	2,508
Income taxes payable	14,321	11,697	51,922	42,821
Deferred income taxes, net	10,231	(4,088)	9,273	(8,435)
Unearned revenue	152,829	32,495	365,781	140,896

Net cash provided by operating activities	523,511	196,699	1,464,224	767,774

Investing activities:
Additions to property and equipment	(54,948)	(31,137)	(177,180)	(91,245)
Purchase of leasehold interest	22,043	—	(151,083)	—
Capitalized software development costs	(21,139)	(7,023)	(73,998)	(48,194)
Purchases of available-for-sale securities	(955,686)	(964,655)	(2,083,491)	(1,624,706)
Sales of available-for-sale securities	231,705	124,218	608,293	124,218
Maturities of available-for-sale securities	231,738	30,894	724,707	30,894
Sale of strategic investments	—	2,648	78,513	2,648
Business acquisitions, net of cash acquired	(99,522)	(125,820)	(303,610)	(292,970)
Transfer of net assets under common control	(1,930)	—	(22,393)	(175,000)
Other investing	(3,230)	—	(30,372)	206

Net cash used in investing activities	(650,969)	(970,875)	(1,430,614)	(2,074,149)

Financing activities:
Proceeds from issuance of common stock	84,572	139,939	285,286	355,846
Repurchase of common stock	(210,527)	(141,440)	(490,916)	(285,940)
Excess tax benefits from stock-based compensation	46,428	78,703	197,692	167,204
Shares repurchased for tax withholdings on vesting of restricted stock	(34,230)	(24,533)	(104,808)	(70,116)

Net cash provided by (used in) financing activities	(113,757)	52,669	(112,746)	166,994

Net decrease in cash and cash equivalents	(241,215)	(721,507)	(79,136)	(1,139,381)
Cash and cash equivalents at beginning of the period	1,791,044	2,068,587	1,628,965	2,486,461

Cash and cash equivalents at end of the period	$1,549,829	$1,347,080	$1,549,829	$1,347,080

VMware, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
License	$443,597	$343,239	$1,327,402	$979,081
Services	498,266	371,006	1,379,392	1,042,601

	941,863	714,245	2,706,794	2,021,682
Operating expenses (1):
Cost of license revenues	46,063	46,333	151,009	126,723
Cost of services revenues	106,678	80,229	304,104	226,641
Research and development	199,655	175,429	558,059	475,297
Sales and marketing	331,626	251,745	949,110	700,236
General and administrative	77,120	66,497	223,397	195,406

Operating income	180,721	94,012	521,115	297,379
Investment income	4,351	2,349	11,472	4,029
Interest expense with EMC	(915)	(1,245)	(2,846)	(3,103)
Other income (expense), net	(998)	1,629	55,806	(6,977)

Income before income taxes	183,159	96,745	585,547	291,328
Income tax provision	5,621	12,145	62,039	53,769

Net income	$177,538	$84,600	$523,508	$237,559

Net income per weighted-average share, basic for Class A and Class B	$0.42	$0.21	$1.25	$0.58
Net income per weighted-average share, diluted for Class A and Class B	$0.41	$0.20	$1.21	$0.56
Weighted-average shares, basic for Class A and Class B	422,030	411,755	420,247	408,082
Weighted-average shares, diluted for Class A and Class B	431,881	426,581	431,846	421,949

(1) Includes stock-based compensation as follows:

Cost of license revenues	$367	$395	$1,271	$1,170
Cost of services revenues	6,068	4,387	17,396	12,601
Research and development	46,663	43,124	134,621	117,292
Sales and marketing	24,763	18,102	70,550	49,601
General and administrative	10,518	7,649	30,556	24,526

VMware, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$1,549,829	$1,628,965
Short-term investments	2,426,870	1,694,675
Accounts receivable, net of allowance for doubtful accounts of $2,768 and $4,519	548,027	614,726
Due from EMC, net	12,489	55,481
Deferred tax asset	127,740	100,689
Other current assets	147,901	203,119

Total current assets	4,812,856	4,297,655
Property and equipment, net	516,661	419,065
Capitalized software development costs, net and other	177,420	151,945
Deferred tax asset	126,631	149,126
Intangible assets, net	426,584	210,928
Goodwill	1,760,269	1,568,600

Total assets	$7,820,421	$6,797,319

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$57,812	$58,913
Accrued expenses and other	508,149	459,813
Unearned revenues	1,468,126	1,270,426

Total current liabilities	2,034,087	1,789,152
Note payable to EMC	450,000	450,000
Unearned revenues	765,992	589,668
Deferred tax liability	4,899	30,096
Other liabilities	111,546	129,960

Total liabilities	3,366,524	2,988,876
Commitments and contingencies
Stockholders’ equity:
Class A common stock, par value $.01; authorized 2,500,000 shares; issued and outstanding 122,076 and 116,701 shares	1,221	1,167
Class B convertible common stock, par value $.01; authorized 1,000,000 shares; issued and outstanding 300,000 shares	3,000	3,000
Additional paid-in capital	3,096,738	2,955,971
Accumulated other comprehensive income	760	19,635
Retained earnings	1,352,178	828,670

Total stockholders’ equity	4,453,897	3,808,443

Total liabilities and stockholders’ equity	$7,820,421	$6,797,319

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Three Months Ended September 30, 2011

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition Related Items and Other	Capitalized Software Development Costs (1)	Stock-Based Compensation Included in Capitalized Software Development	Tax Adjustment (2)	Non-GAAP, as adjusted
Operating expenses:
Cost of license revenues	$46,063	(367)	(26)	(12,743)	—	(14,427)	—	—	$18,500
Cost of services revenues	$106,678	(6,068)	(329)	(1,242)	—	—	—	—	$99,039
Research and development	$199,655	(46,663)	(2,394)	(797)	—	24,528	(3,389)	—	$170,940
Sales and marketing	$331,626	(24,763)	(1,403)	(2,832)	—	—	—	—	$302,628
General and administrative	$77,120	(10,518)	(340)	(36)	(844)	—	—	—	$65,382
Operating income	$180,721	88,379	4,492	17,650	844	(10,101)	3,389	—	$285,374
Operating margin	19.2%	9.4%	0.5%	1.9%	0.1%	-1.1%	0.3%	—	30.3%
Income before income taxes	$183,159	88,379	4,492	17,650	844	(10,101)	3,389	—	$287,812
Income tax provision	$5,621							51,940	$57,561
Tax rate	3.1%								20.0%
Net income	$177,538	88,379	4,492	17,650	844	(10,101)	3,389	(51,940)	$230,251
Net income per weighted-average share, basic for Class A and Class B (3)	$0.42	$0.21	$0.01	$0.04	$—	$(0.02)	$0.01	$(0.12)	$0.55
Net income per weighted-average share, diluted for Class A and Class B (4)	$0.41	$0.20	$0.01	$0.04	$—	$(0.02)	$0.01	$(0.12)	$0.53

(1)	For the third quarter of 2011, we capitalized $24.5 million (including $3.4 million of stock-based compensation) of costs incurred for the development of software products. Amortization expense from capitalized amounts was $14.4 million for the third quarter of 2011.
(2)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be re-calculated during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, tax audit closures, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(3)	Calculated based upon 422,030 basic weighted-average shares for Class A and Class B.
(4)	Calculated based upon 431,881 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Three Months Ended September 30, 2010

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition Related Items and Other	Capitalized Software Development Costs (1)	Stock-Based Compensation Included in Capitalized Software Development	Tax Adjustment (2)	Non-GAAP, as adjusted
Operating expenses:
Cost of license revenues	$46,333	(395)	(26)	(6,688)	—	(26,140)	—	—	$13,084
Cost of services revenues	$80,229	(4,387)	(386)	(1,471)	—	—	—	—	$73,985
Research and development	$175,429	(43,124)	(3,100)	(627)	—	8,255	(1,232)	—	$135,601
Sales and marketing	$251,745	(18,102)	(2,076)	(1,095)	—	—	—	—	$230,472
General and administrative	$66,497	(7,649)	(771)	(38)	(1,035)	—	—	—	$57,004
Operating income	$94,012	73,657	6,359	9,919	1,035	17,885	1,232	—	$204,099
Operating margin	13.2%	10.3%	0.9%	1.4%	0.1%	2.5%	0.2%	—	28.6%
Income before income taxes	$96,745	73,657	6,359	9,919	1,035	17,885	1,232	—	$206,832
Income tax provision	$12,145							29,221	$41,366
Tax rate	12.6%								20.0%
Net income	$84,600	73,657	6,359	9,919	1,035	17,885	1,232	(29,221)	$165,466
Net income per weighted-average share, basic for Class A and Class B (3)	$0.21	$0.18	$0.02	$0.02	$—	$0.04	$—	$(0.07)	$0.40
Net income per weighted-average share, diluted for Class A and Class B (4)	$0.20	$0.18	$0.02	$0.02	$—	$0.04	$—	$(0.07)	$0.39

(1)	For the third quarter of 2010, we capitalized $8.3 million (including $1.2 million of stock-based compensation) of costs incurred for the development of software products. Amortization expense from capitalized amounts was $26.1 million for the third quarter of 2010.
(2)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be re-calculated during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, tax audit closures, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(3)	Calculated based upon 411,755 basic weighted-average shares for Class A and Class B.
(4)	Calculated based upon 426,581 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Nine Months Ended September 30, 2011

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition Related Items and Other	Capitalized Software Development Costs (1)	Stock-Based Compensation Included in Capitalized Software Development	Gain on Sale of Terremark (2)	Tax Adjustment (3)	Non-GAAP, as adjusted
Operating expenses:
Cost of license revenues	$151,009	(1,271)	(93)	(32,887)	—	(62,699)	—	—	—	$54,059
Cost of services revenues	$304,104	(17,396)	(1,208)	(3,726)	—	—	—	—	—	$281,774
Research and development	$558,059	(134,621)	(8,238)	(2,391)	—	86,426	(12,428)	—	—	$486,807
Sales and marketing	$949,110	(70,550)	(4,710)	(7,347)	—	—	—	—	—	$866,503
General and administrative	$223,397	(30,556)	(1,197)	(108)	(2,226)	—	—	—	—	$189,310
Operating income	$521,115	254,394	15,446	46,459	2,226	(23,727)	12,428	—	—	$828,341
Operating margin	19.3%	9.4%	0.6%	1.7%	0.1%	-0.9%	0.4%	—	—	30.6%
Other income (expense), net	$55,806							(56,000)		(194)
Income before income taxes	$585,547	254,394	15,446	46,459	2,226	(23,727)	12,428	(56,000)	—	$836,773
Income tax provision	$62,039								105,314	$167,353
Tax rate	10.6%									20.0%
Net income	$523,508	254,394	15,446	46,459	2,226	(23,727)	12,428	(56,000)	(105,314)	$669,420
Net income per weighted-average share, basic for Class A and Class B (4)	$1.25	$0.61	$0.04	$0.11	$—	$(0.06)	$0.02	$(0.13)	$(0.25)	$1.59
Net income per weighted-average share, diluted for Class A and Class B (5)	$1.21	$0.59	$0.04	$0.11	$—	$(0.05)	$0.02	$(0.13)	$(0.24)	$1.55

(1)	For the first nine months of 2011, we capitalized $86.4 million (including $12.4 million of stock-based compensation) of costs incurred for the development of software products. Amortization expense from capitalized amounts was $62.7 million for the first nine months of 2011.
(2)	VMware realized a gain of $56.0 million on the sale of its investment in Terremark Worldwide, Inc.
(3)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be re-calculated during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, tax audit closures, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(4)	Calculated based upon 420,247 basic weighted-average shares for Class A and Class B.
(5)	Calculated based upon 431,846 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Nine Months Ended September 30, 2010

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition Related Items and Other	Capitalized Software Development Costs (1)	Stock-Based Compensation Included in Capitalized Software Development	Tax Adjustment (2)	Non-GAAP, as adjusted
Operating expenses:
Cost of license revenues	$126,723	(1,170)	(63)	(15,410)	—	(71,057)	—	—	$39,023
Cost of services revenues	$226,641	(12,601)	(563)	(3,199)	—	—	—	—	$210,278
Research and development	$475,297	(117,292)	(5,802)	(1,727)	—	52,890	(8,103)	—	$395,263
Sales and marketing	$700,236	(49,601)	(3,137)	(2,133)	—	—	—	—	$645,365
General and administrative	$195,406	(24,526)	(1,347)	(114)	(3,174)	—	—	—	$166,245
Operating income	$297,379	205,190	10,912	22,583	3,174	18,167	8,103	—	$565,508
Operating margin	14.7%	10.1%	0.5%	1.1%	0.2%	0.9%	0.4%	—	28.0%
Income before income taxes	$291,328	205,190	10,912	22,583	3,174	18,167	8,103	—	$559,457
Income tax provision	$53,769							65,175	$118,944
Tax rate	18.5%								21.3%
Net income	$237,559	205,190	10,912	22,583	3,174	18,167	8,103	(65,175)	$440,513
Net income per weighted-average share, basic for Class A and Class B (3)	$0.58	$0.50	$0.03	$0.06	$0.01	$0.04	$0.02	$(0.16)	$1.08
Net income per weighted-average share, diluted for Class A and Class B (4)	$0.56	$0.49	$0.03	$0.05	$—	$0.04	$0.02	$(0.15)	$1.04

(1)	For the first nine months of 2010, we capitalized $52.9million (including $8.1 million of stock-based compensation) of costs incurred for the development of software products. Amortization expense from capitalized amounts was $71.1 million for the first nine months of 2010.
(2)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be re-calculated during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, tax audit closures, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(3)	Calculated based upon 408,082 basic weighted-average shares for Class A and Class B.
(4)	Calculated based upon 421,949 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

REVENUE BY TYPE

(in thousands)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
License	$443,597	$343,239	$1,327,402	$979,081
Services:
Software maintenance	426,772	314,131	1,176,907	871,804
Professional services	71,494	56,875	202,485	170,797

Total services	498,266	371,006	1,379,392	1,042,601

	$941,863	$714,245	$2,706,794	$2,021,682

Percentage of revenues:
License	47.1%	48.1%	49.0%	48.4%
Services:
Software maintenance	45.3%	44.0%	43.5%	43.1%
Professional services	7.6%	7.9%	7.5%	8.5%

Total services	52.9%	51.9%	51.0%	51.6%

	100.0%	100.0%	100.0%	100.0%

VMware, Inc.

RECONCILIATION OF GAAP CASH FLOWS FROM OPERATING ACTIVITIES

TO FREE CASH FLOWS

(A NON-GAAP FINANCIAL MEASURE)

For the Three Months Ended September 30, 2011 and 2010

(in thousands)

(unaudited)

	For the Three Months Ended September 30,
	2011	2010
GAAP cash flows from operating activities	$523,511	$196,699
Capitalized software development costs	(21,139)	(7,023)
Excess tax benefits from stock-based compensation	46,428	78,703
Capital expenditures	(54,948)	(31,137)

Free cash flows	$493,852	$237,242

VMware, Inc.

RECONCILIATION OF GAAP CASH FLOWS FROM OPERATING ACTIVITIES

TO FREE CASH FLOWS

(A NON-GAAP FINANCIAL MEASURE)

For the Trailing Twelve Months Ended September 30, 2011 and 2010

(in thousands)

(unaudited)

	For the Trailing Twelve Months Ended September 30,
	2011	2010
GAAP cash flows from operating activities	$1,870,839	$1,051,465
Capitalized software development costs	(89,953)	(63,281)
Excess tax benefits from stock-based compensation	253,945	180,580
Capital expenditures	(217,630)	(114,707)

Free cash flows	$1,817,201	$1,054,057

About Non-GAAP Financial Measures

To provide investors and others with additional information regarding VMware’s results, we have disclosed in this press release the following non-GAAP financial measures: non-GAAP operating income, non-GAAP net income, non-GAAP operating margin, free cash flows and trailing twelve-month free cash flows. VMware has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. These non-GAAP financial measures differ from GAAP in that they exclude stock-based compensation, employer payroll tax on employee stock transactions, amortization of intangible assets, acquisition related items, the net effect of the amortization and capitalization of software development costs and the gain that VMware realized upon its sale of its investment in Terremark Worldwide, Inc. during the second quarter of fiscal 2011, each as discussed below.

VMware’s management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, for internal budgeting and forecasting purposes, for short- and long-term operating plans, to calculate bonus payments and to evaluate VMware’s financial performance, the performance of its individual functional groups and the ability of operations to generate cash. Management believes these non-GAAP financial measures reflect VMware’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in VMware’s business, as they exclude expenses and gains that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating VMware’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Additionally, management believes information regarding free cash flows provides investors and others with an important perspective on the cash available to make strategic acquisitions and investments, to repurchase shares, to fund ongoing operations and to fund other capital expenditures.

Management believes these non-GAAP financial measures are useful to investors and others in assessing VMware’s operating performance due to the following factors:

•

Stock-based compensation. Although stock-based compensation is an important aspect of the compensation of VMware’s employees and executives, determining the fair value of the stock-based instruments involves a high degree of judgment and estimation and the expense recorded may bear little resemblance to the actual value realized upon the future exercise or termination of the related stock-based awards. Furthermore, unlike cash compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control. Management believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of our core business and to facilitate comparison of our results to those of peer companies. In addition, we account for stock-based compensation under GAAP, which requires that we report the excess income tax benefit from stock-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flows in order to generally classify cash flows arising from income taxes as operating cash flows.

•

Employer payroll tax on employee stock transactions. The amount of employer payroll taxes on stock-based compensation is dependent on VMware’s stock price and other factors that are beyond our control and do not correlate to the operation of the business.

•

Amortization of intangible assets. A portion of the purchase price of VMware’s acquisitions is generally allocated to intangible assets, such as intellectual property, and is subject to amortization. However, VMware does not acquire businesses on a predictable cycle. Additionally, the amount of an acquisition’s purchase price allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition. Therefore, VMware believes that the presentation of non-GAAP financial measures that adjust for the amortization of intangible assets, provides investors and others with a consistent basis for comparison across accounting periods.

•

Acquisition related items. Acquisition related items include direct costs of acquisitions, such as transaction fees, which vary significantly and are unique to each acquisition. Additionally, VMware does not acquire businesses on a predictable cycle.

•

Capitalized software development costs. Capitalized software development costs encompasses capitalization of development costs and the subsequent amortization of the capitalized costs over the useful life of the product. Amortization and capitalization of software development costs can vary significantly depending upon the timing of products reaching technological feasibility and being made generally available. In addition, we exclude the capitalization of software from our free cash flows to better convey management’s view of operating cash flows. If we did not capitalize costs under generally accepted accounting guidance, our GAAP operating cash flows would be lower as a result of additional expense recognized within net income and paid out in cash during the period.

•

Gain on sale of Terremark investment. In the second quarter of 2011, we sold our investment in Terremark Worldwide, Inc., which was acquired by Verizon in a cash transaction, and realized a gain of $56.0 million. Our investment in Terremark was made in connection with a business and technical collaboration and was not made to seek an investment gain or to fund our business operations. To the extent that sizeable gains or losses are realized on such investments, they do not occur on a predictable cycle. Additionally, the timing of the event that triggered our divestment and whether or not we realized a gain or loss, was not under our control.

•

Tax Adjustment. Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating our non-GAAP income. Our estimated tax rate on non-GAAP income is determined annually and may be re-calculated during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, tax audit closures, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

Additionally, we believe that the non-GAAP financial measure, free cash flows, is meaningful to investors because we review cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered to be a necessary component of ongoing operations. As discussed above, we also exclude capitalization of software development costs and the excess income tax benefit from stock-based compensation from our measure of free cash flows.

The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense that affect VMware’s operations. Specifically, in the case of stock-based compensation, if VMware did not pay out a portion of its compensation in the form of stock-based compensation and related employer payroll taxes, the cash salary expense included in costs of revenues and operating expenses would be higher, which would affect VMware’s cash position. VMware compensates for these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP and should not be considered measures of VMware’s liquidity. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. Management encourages investors and others to review VMware’s financial information in its entirety and not rely on a single financial measure.

Revenue Growth in Constant Currency

We have invoiced and collected in the Euro, the British Pound, the Japanese Yen, and the Australian Dollar in their respective regions since May 2009. As a result, our total revenues are affected by changes in the U.S. Dollar against these currencies. In order to provide a comparable framework for assessing how our business performed excluding the effect of foreign currency fluctuations, management analyzes year-over-year revenue growth on a constant currency basis. Since all of our entities operate with the U.S. Dollar as their functional currency, revenues for orders booked in currencies other than U.S. Dollars are converted into unearned revenue at the exchange rate in effect for the month in which each order is booked. We calculate constant currency on license revenues recognized during the current period that were originally booked in currencies other than U.S. Dollars by comparing the exchange rates at which the revenue was recognized against the exchange rate that was used in the comparable period. We do not calculate constant currency on services revenues, which include software maintenance revenues and professional services revenues.